Exhibit 10.30

[FTSI LETTERHEAD]

June 15, 2017

Jennifer Keefe

Hand Delivered

Re: Retention Bonus

Dear Jennifer,

You contribute a great deal to the organization, and we know that you have been asked to take on additional responsibilities with the recent changes that have occurred.  I assure you that your contribution to this team is valued.  As such, it is a pleasure to offer you a retention bonus in the amount of $106,000.

The bonus will be payable on June 15, 2018.  To be eligible for the retention bonus, you must be an active full-time employee of the Company on the applicable bonus payment dates.

If you are terminated without cause or the Company completes a sale of a majority of its equity or substantially all of its assets, the retention bonus will be paid to you at that time provided that you sign FTSI’s Separation and Release Agreement.  If you tender your resignation or are terminated for cause, you will not be eligible for the retention bonus payable thereafter.

We need you engaged in the business at hand and comfortable that your employment status is secure. I hope that this plan allows you to continue focusing on accomplishing our goals.

Sincerely,

/s/ Michael Doss
Michael Doss
Chief Executive Officer

I agree to and accept the terms set forth in this letter.

/s/ Jennifer Keefe	6/19/17
Employee Signature	Date